CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 16, 1996 on the consolidated financial statements of Citizens Savings Bank of Frankfort and subsidiary, in the Amendment No 2 to the Registration Statement (Form S-1) and related Prospectus of Citizens Bancorp dated August 1, 1997.


/s/ Ernst & Young, LLP


Indianapolis, Indiana
July 30, 1997